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                                                                Exhibit 8(a)-1.8


                                                                   July 18, 1990



GW Sierra Trust Funds
888 South Figueroa Street
Suite 1100
Los Angeles, California 90017

         RE: Revised Custodian, Transfer Agency and Registrar and Sub-Administration Fees

Gentlemen:

         This letter constitutes our agreement with respect to compensation to be paid to (i) Boston Safe Deposit and Trust Company ("Boston Safe") under the terms of the Custodian Agreement dated July 7, 1989 and as supplemented on July 18, 1990 between GW Sierra Trust Funds (the "Company") and Boston Safe; (ii) The Shareholder Services Group, Inc. ("TSSG") under the terms of a Transfer Agency and Registrar Agreement dated as of June 1, 1989 and as supplemented on July 18, 1990 between the Company and TSSG; and (iii) The Boston Company Advisors, Inc. ("Boston Advisors") under the terms of a Sub-Administration Agreement dated July 7, 1989 and as supplemented July 18, 1990 between Great Western Fund Administration Corporation ("GW Administration") and Boston Advisors. For the services to be provided under the aforementioned agreements, GW Administration will pay Boston Advisors for its services and, as agent for TSSG and Boston Safe, for the services that each will provide to the Company, the following:

         1. With regard to each Fund except the GW Strategic International Equity Fund, an asset based fee at the annual rate of .25% of the first $500 million of the Company's aggregate average daily net assets, .23% of the next $500 million of the Company's aggregate average daily net assets and .20% in excess of $1 billion, applied to each Fund's average daily net assets, and exclusive of certain out-of-pocket expenses. The fee shall be calculated daily and paid monthly.

         2. With regard to the GW Strategic International Fund, an asset based fee at the annual rate of .35% of the first $500 million of the Company's aggregate average daily net assets, .30% of the next $500 million of the Company's aggregate average daily net assets and .25% in excess of $1 billion, applied to the average daily net assets of the GW Strategic International Fund and exclusive of certain out-of-pocket expenses. The fee shall be calculated daily and paid monthly.

         3. A minimum annual fee will be paid to Boston Advisors by GW Administration in the amount of $20,000 for services provided to the GW National Municipal Income, GW Corporate Income and GW Equity Opportunity Funds and a minimum annual fee will be paid to Boston Advisors in the amount of $30,000 for services provided to the GW Strategic International Fund.


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The fee for the period from the day of the year this agreement is entered into until the end of that year shall be pro-rated according to the proportion which such period bears to the full annual period. The Company shall pay the following portfolio transaction charges and out-of-pocket expenses directly to Boston Advisors, as payment agent under aforementioned agreements:

         Portfolio transaction charges for all Funds except GW Strategic International Fund:

Fee per non-depository eligible                                            $30.00
Fee per depository eligible                                                $10.00
Repo/depository                                                            $10.00
Repo/non-depository                                                        $17.00
Physical/Government                                                        $30.00
Physical/Corp. and Muni                                                    $30.00
Commercial Paper                                                           $30.00
Global                                                                     $35.00
Euro CD's                                                                  $30.00
Time Deposits                                                              $30.00
Mortgage-Backed Securities Paydowns                                        $12.00
Options: Open/Closed                                                       $25.00
Options: Exer./Expired                                                     $10.00
Futures                                                                    $25.00
Cash Transactions                                                          $10.00
Foreign exchange transactions when done away from
       BSD&T                                                               $20.00


         Portfolio transaction charges for GW Strategic International Fund:

Global/physical delivery                                                   $50.00
Global/depository eligible                                                 $35.00
Foreign exchange transactions when done away from
       BSD&T                                                               $20.00
Monthly charges for each security held                                     $5.00


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         4. Out-of-pocket expenses, including, but not limited to, postage, telephone, telex, courier service, copying, toll-free lines (if required by you), forms, envelopes, hardware/phone lines for remote terminals (if required by you), microfiche/microfilm, wire fees for receipt and disbursement, mailing fee and cost of proxy solicitation, mailing and tabulation, cost of independent pricing services, subcustodian out-of-pocket expenses and any items listed on Schedule B to the Custody and Transfer Agency and Registrar Agreements.

         5. Boston Safe allows a credit against its fees for cash balances arising out of the custody relationship. The credit for cash balances is calculated as follows: Average monthly cash balances times 75% of the 90 day T-bill rate.

         Boston Safe, TSSG and Boston Advisors each accepts the payment to Boston Advisors, hereunder as full payment from GW Administration and/or the Company (in the case of portfolio transaction charges and certain out-of-pocket expenses) under the terms of their respective agreements with the Company.

         This fee letter supersedes all fee letters dated prior to July 18, 1990.

         If the forgoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                           Very truly yours,

                                           THE BOSTON COMPANY ADVISORS, INC.

                                           BY:  /s/ Peter Meenan
                                              ----------------------------------

                                           BOSTON SAFE DEPOSIT AND TRUST COMPANY

                                           BY:   /s/
                                              ----------------------------------

                                           THE SHAREHOLDER SERVICES GROUP, INC.

                                           BY:   /s/
                                              ----------------------------------


Accepted:  GW SIERRA TRUST FUNDS

BY:  /s/ Brian Cerini
   ----------------------------
Accepted:  GREAT WESTERN FUND ADMINISTRATION CORPORATION

BY:  /s/ Tai-Chin Tung
   ----------------------------